EXHIBIT 99.1

NEWS RELEASE

For Release: June 24, 2009	For Further Information:
Steven R. Lewis, President and CEO
(330) 373-1221

First Place Bank to Acquire Three AmTrust Bank Branches in Lake County, Ohio

Warren, Ohio - First Place Bank, a wholly-owned subsidiary of First Place Financial Corp. (Nasdaq: FPFC), announced today that it signed a purchase and assumption agreement with AmTrust Bank (“AmTrust”)  to acquire three AmTrust branches in Lake County, Ohio.  The transaction will include the assumption of approximately $225 million in deposits in exchange for certain fixed assets of the offices, a pool of mortgage loans currently estimated to be approximately $160 million by closing and cash, net of a 3% premium paid on deposits.  The acquisition is anticipated to be accretive to diluted earnings per share by approximately $0.11 in the first year of operation exclusive of transaction costs of $0.02 per diluted share.   The three branches include:

•     8810 Mentor Avenue                                        Mentor
•     29950 Lakeshore Blvd.                                     Willowick
•     29169 Euclid Avenue                                       Wickliffe

The transaction is expected to close third quarter of 2009, pending regulatory approval.

“This purchase fits with our strategy of increasing our presence in the Cleveland market.  We’ve been helping Lake County residents with mortgage lending for years, and we’re pleased that we will now be able to deliver our brand of community banking through these newly acquired retail offices”, stated Steven R. Lewis, First Place Financial Corp.’s President and Chief Executive Officer.  Lewis continued, “Further it is important to note that we expect to retain the existing staff positions.  The customers in these branches can expect to receive the same high level of service from the individuals that they have grown to respect and trust.”

About First Place Financial Corp.
First Place Financial Corp. is a $3.4 billion financial services holding company based in Warren, Ohio. First Place Financial Corp. operates 44 retail locations, 2 business financial service centers and 17 loan production offices through its principal subsidiary,  First Place Bank.

Additional affiliates of First Place Financial Corp. include First Place Holdings, Inc., the holding company for the Company’s nonbank affiliates including First Place Insurance Agency, Ltd., Coldwell Banker First Place Real Estate, Ltd., TitleWorks Agency, LLC and APB Financial Group, Ltd. Information about First Place Financial Corp. may be found on the Company’s Web site: www.firstplacebank.com.

About AmTrust Bank

AmTrust was founded in 1889 and is headquartered in Cleveland, Ohio.  AmTrust has grown from a local savings and loan with one office to a leader in retail banking, with branch offices in Florida, Ohio and Arizona.  AmTrust proudly offers our customers customized checking, investment, and small business services and is among the top 15 home loan originators in the country.  For more information, visit www.amtrust.com.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, the words or phrases such as “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “should,” “may,” “will,” “plan,” or variations of such terms or similar expressions are indented to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.